                                                                                                          -------------------------
 FORM 4                                                                                                         OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 -------------------------
[ ] CHECK THIS BOX IF NO LONGER                      WASHINGTON D.C., 20549                               OMB Number       3235-0287
    SUBJECT TO SECTION 16. FORM                                                                           Expires:  January 31, 2005
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    CONTINUE. See INSTRUCTION 1(b).                                                                       hours per response ...0.5
                                                                                                          -------------------------

           Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |2. Issuer Name AND Ticker or Trading Symbol        |6. Relationship of Reporting Person(s)
   Person*                             |                                                   |   to Issuer (Check all applicable)
 Simons     Charles            J.      |   Veridian Corporation ("VNX")                    |  __X__ Director  _____ 10% Owner
-------------------------------------------------------------------------------------------|  _____ Officer (give title below)
(Last)        (First)       (Middle)   |3. I.R.S. Identification |4. Statement for         |  _____ Other (specify below)
c/o Veridian Corporation               |   Number of Reporting   |   Month/Year            |
1200 S. Hayes St., Suite 1100          |   Person, if an entity  |    06/02                |
---------------------------------------|  (Voluntary)            |-------------------------|----------------------------------------
               (Street)                |                         |5. If Amendment,         |7. Individual or Joint/Group Filing
                                       |                         |   Date of Original      |    (Check Applicable Line)
Arlington         VA           22202   |                         |   (Month/Year)          |_X_ Form filed by One Reporting Person
                                       |                         |                         |___ Form filed by More than One
                                       |                         |                         |    Reporting Person
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(City)          (State)          (Zip) |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   |2. Transaction |3. Transaction |4. Securities Acquired(A) |5. Amount of |6. Owner-|7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     |Securities   |  ship   |of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4, and 5)    |Beneficially |Form:    |Indirect
                                       |   Year)       |               |                          |Owned at End |Direct   |Bene-
                                       |               | --------------|--------------------------|of Month     |(D) or   |ficial
                                       |               |       |       | Amount | (A)  |  Price   |(Instr. 3    |Indirect |Owner-
                                       |               |  Code | V     |        |  or  |          |  and 4)     |(I)      |ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------





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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security|2. Conversion|3. Transaction  |4. Transaction |5. Number of  |6. Date Exer-     |7. Title and Amount
  (Instr. 3)                   |or Exercise  |Date            |   Code        |Derivative    |cisable and       |of Underlying
                               |Price of     |                |  (Instr. 8)   |Securities    |Expiration Date   |Securities
                               |Derivative   | (Month/Day/    |               |Acquired (A)  |(Month/Day/Year)  |(Instr. 3 and 4)
                               |Security     |   Year)        |               |or Disposed   |                  |
                               |             |                |               |of (D)        |--------------------------------------
                               |             |                |               |(Instr. 3,    |Date     | Expir- |        | Amount or
                               |             |                |               | 4, and 5)    |Exer-    | ation  |  Title | Number of
                               |             |                |-------------- |------------- |cisable  | Date   |        | Shares
                               |             |                |Code   |   V   |(A)   |  (D)  |         |        |        |
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Director Stock Option          | $16.00       |  6/5/02       |   A   |   V   | 1,330|       | 6/5/02  | 6/5/12 |Common  | 1,330
(right to buy)                 |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
8. Price of  |9. Number of   |10. Ownership    |11. Nature of |
   Derivative|   Derivative  |    Form of      |    Indirect  |
   Security  |   Securities  |    Derivative   |    Beneficial|
   (Instr. 5)|   Beneficially|    Securities   |    Ownership |
             |   Owned at End|    Beneficially |    (Instr. 4)|
             |   of Month    |    Owned at End |              |
             |   (Instr. 4)  |    Month        |              |
             |               |    (Instr. 4)   |              |
--------------------------------------------------------------|
             |  1,330        |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
-------------|---------------|-----------------|--------------|
             |               |                 |              |
---------------------------------------------------------------

Explanation of Responses:





                                                                              /s/ Charles J. Simons                 July 10, 2002
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date
                                                                           Name: Charles J. Simons


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                       Page 2